Exhibit 99.1

                  Press Release Dated August 13, 1997


          Riviera Holdings Corporation (RHC) announced today (August 13, 1997) that it had closed a $175 million private placement of 10% First Mortgage Notes due August 15, 2004 (New Notes). The net proceeds of the placement will be used to (1) defease $100 million principal amount of RHC 11% Mortgage Notes due December 31, 2002, (2) fund the development of a new casino in Black Hawk, Colorado, (3) accelerate certain capital projects including a new "Nickel Plaza" (expected to be completed by the end of 1997) and an expanded "state of the art" convention center (expected to be completed by the end of 1998) and (4) increase working capital.

          The New Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          Riviera Holdings Corporation operates the Riviera Hotel and Casino and, through its wholly-owned subsidiary Riviera Gaming Management, operates the Four Queens Hotel/Casino. Riviera Holdings Corporation is traded on the American Stock Exchange under the symbol RIV.

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